Exhibit 99
  PRESS RELEASE

FOR IMMEDIATE RELEASE:	April 16, 2010
For Further Information:	Mark S. Allio, Chairman, President and CEO
Phone: 330.576.1334
Fax: 330.666.7959
CENTRAL FEDERAL CORPORATION ANNOUNCES 1st QUARTER 2010 NET INCOME
Fairlawn, Ohio – April 16, 2010 – Central Federal Corporation (Nasdaq: CFBK) announced net income of $205,000, or $.03 per diluted common share for the quarter ended March 31, 2010, compared to a net loss of ($246,000), or ($.08) per diluted common share for the quarter ended March 31, 2009.
Highlights:
•	Net interest income increased 8% compared to the first quarter 2009. Net interest margin increased to 3.39% in the first quarter of 2010 from 3.05% in the first quarter of 2009.

•
Noninterest expense decreased 3% from the first quarter of 2009. The ratio of noninterest expense to average assets improved to 2.97% in the first quarter of 2010, from 3.04% in the first quarter of 2009.

•
Noninterest income for the first quarter of 2010 totaled $510,000 and increased $224,000, or 78.3% from the prior year period. The increase was a result of the execution of the growth in our mortgage origination capabilities and the recognition of security sales gains. We will continue to grow the capacity of the mortgage team on a variable cost basis.

•
The efficiency ratio continues to improve despite the additional challenges facing community banks with increased FDIC insurance and other non-controllable expenses associated with regulatory oversight and loan work outs.

•	Noninterest bearing deposits increased 18% and total deposits increased 11% in the first quarter of 2010.

•
We continue to execute on our mission and business plan and provide financing to businesses and consumers in the communities we serve. Loan originations totaled $133.2 million since our receipt of the Troubled Asset Relief Program (TARP) Capital Purchase Program funds in December 2008 through March 31, 2010, and included $90.3 million in single-family mortgage loans, $41.9 million in commercial, commercial real estate and multi-family mortgage loans and $1.0 million in home equity lines of credit.

•	Impaired loan balances decreased 15% in the first quarter of 2010.

•	Cash and cash equivalents increased to $23.7 million at March 31, 2010, from $3.0 million at December 31, 2009.

Net interest income
Net interest income for the first quarter of 2010 increased $169,000, or 8.2%, compared to the first quarter of 2009. Net interest margin increased 34 basis points (bp) to 3.39% in the first quarter of 2010, compared to 3.05% in the first quarter of 2009, due to a larger decline in funding costs than in asset yields. The average cost of interest-bearing liabilities decreased 91 bp and the average yield on interest earning assets decreased 41 bp. Growth in noninterest bearing deposits, which totaled $20.2 million at March 31, 2010, and increased 33.8% from $15.1 million at March 31, 2009, also had a favorable impact on our net interest margin. Management continues to focus on margin expansion while remaining interest rate risk neutral.
Total interest expense decreased 31.6% in the first quarter of 2010 compared to the first quarter of 2009. The decrease in interest expense was primarily due to a decrease in the average cost of interest-bearing liabilities to 1.91% in the first quarter of 2010, from 2.82% in the first quarter of 2009. The sustained low market interest rate environment continued to have a favorable impact on our cost of funding.
Total interest income decreased 9.6% in the first quarter of 2010 compared to the first quarter of 2009. The decrease in interest income was due to a decrease in the average balance of interest-earning assets and a decrease in the average yield on interest-earning assets. Interest earning-assets decreased $6.5 million in the first quarter of 2010, compared to the first quarter of 2009, primarily due to a decrease in average loan balances, which included the sale of the $4.3 million auto loan portfolio, discussed previously, and a decrease in average commercial, commercial real estate and multi-family loan balances. The average yield on interest-earning assets decreased to 5.12% in the first quarter of 2010, from 5.53% in the first quarter of 2009. The decrease in yield on interest-earning assets was due to the addition and repricing of adjustable rate loans, an increase in on-balance-sheet liquidity, which is currently invested short-term at current market interest rates, and a higher level of nonperforming loans at March 31, 2010 than at March 31, 2009.
Noninterest income
Noninterest income for the first quarter of 2010 totaled $510,000 and increased $224,000, or 78.3% from the first quarter of 2009. The increase was due to $240,000 in gains on sales of securities. The sales proceeds were reinvested in securities which have a 0% total risk-based capital requirement. The gains on sales positively impacted CFBank’s core capital ratio, and reinvestment in 0% risk-weighted assets had a positive impact on CFBank’s total risk-based capital ratio.
The largest recurring component of noninterest income is net gains on sales of loans. Net gains on the sales of loans for the first quarter of 2010 totaled $150,000 compared to $152,000 for the first quarter of 2009. Management continues to increase CFBank’s staff of professional mortgage loan originators, who have been successful in building mortgage production and sales volumes. CFBank’s mortgage professionals continue to gain market share by building relationships with local realtors, as well as building the ability to originate loans on a nation-wide basis.
Provision for loan losses
Provisions for loan losses are based on management’s estimate of probable incurred credit losses in the loan portfolio and the resultant allowance for loan losses (ALLL) required. Based on review of the loan portfolio at March 31, 2010, the provision totaled $448,000, compared to a provision of $550,000 in the quarter ended March 31, 2009. The decrease in the provision in the first quarter of 2010 was a result of a decrease in nonperforming loans.

Nonperforming loans, which are nonaccrual loans and loans at least 90 days past due but still accruing interest, decreased $975,000, or 7.4%, and totaled $12.3 million at March 31, 2010, compared to $13.2 million at December 31, 2009. The decrease in nonperforming loans was primarily due to sale of the underlying collateral of various loans, partially offset by additional loans that became nonperforming during the quarter. The net decrease in nonperforming loans was primarily related to multi-family residential and commercial real estate loans, which decreased $352,000 and $571,000, respectively. Nonperforming loans totaled 5.31% of total loans at March 31, 2010, compared to 5.56% at December 31, 2009.
Individually impaired loans totaled $11.6 million at March 31, 2010, and decreased $2.1 million, or 15.3% from $13.7 million at December 31, 2009. All but $148,000 of this total is included in nonperforming loans and relates to a troubled debt restructuring where the customer has established a sustained period of repayment performance, the loan is current according to its modified terms, and repayment of the remaining contractual payments is expected. The amount of the ALLL specifically allocated to individually impaired loans totaled $3.3 million at March 31, 2010 compared to $2.0 million at December 31, 2009. The increase in the amount of the ALLL specifically allocated to individually impaired loans was primarily related to one commercial real estate loan relationship which became impaired during the current quarter, where the underlying collateral values had decreased due to current economic conditions.
Net charge-offs totaled $430,000, or .74% of average loans on an annualized basis in the first quarter of 2010 compared to $141,000, or .24% of average loans on an annualized basis in the first quarter of 2009. The increase in net charge-offs in the first quarter of 2010 was primarily in the commercial real estate and multi-family real estate loan portfolios. Net charge-offs in the first quarter of 2009 related to home equity lines of credit.
The ratio of the ALLL to total loans totaled 3.07% at March 31, 2010, compared to 2.98% at December 31, 2009.
Noninterest expense
Noninterest expense decreased 3.4%, to $2.1 million for the quarter ended March 31, 2010. The decrease was primarily due to a decrease in professional fees and occupancy and equipment expense, partially offset by an increase in FDIC premiums. Professional fees decreased $131,000, or 38.9% during the first quarter of 2010, compared to the prior year quarter. Professional fees in the first quarter of 2009 included $151,000 in legal and forensic accounting fees related to the investigation of unusual return item activity involving deposit accounts of a third party payment processor. No such fees were incurred in 2010. Occupancy and equipment expense decreased $77,000, or 53.1% during the first quarter of 2010, compared to the prior year quarter. The decrease was due to the elimination of rent expense for the Company’s Fairlawn office as a result of the acquisition of Smith Ghent LLC, which owns the Fairlawn office building, in October 2009. FDIC premiums increased $84,000, or 129.2% during the first quarter of 2010, compared to the prior year quarter. The increase was due to higher assessment rates and deposit balances in the current year quarter.
The ratio of noninterest expense to average assets improved to 2.97% in the first quarter of 2010, from 3.04% in prior year quarter as a result of the decrease in noninterest expense and increase in total assets during the current year quarter. The efficiency ratio also improved, to 83.87% in the first quarter of 2010, from 92.92% for the first quarter of 2009.
Income taxes
The Company realized a $20,000 income tax benefit in the first quarter of 2010 related to the valuation allowance on the tax effect associated with current period vesting of stock compensation awards that were granted in years prior to 2009. The tax benefit in the first quarter of 2009 related to the pre-tax loss in that period. In the third quarter of 2009, the Company recorded a valuation allowance against the deferred tax asset. The valuation allowance reduced net income and equity by $4.3 million during the year ended December 31, 2009. The tax benefits will be recognized, and earnings and equity will be increased, as the Company generates taxable income in future periods.

Balance sheet activity
Assets totaled $288.9 million at March 31, 2010 and increased $15.2 million, or 5.5%, from $273.7 million at December 31, 2009. The increase was due to a $20.7 million increase in cash and cash equivalents, partially offset by a $7.3 million decrease in net loan balances.
Cash and cash equivalents totaled $23.7 million at March 31, 2010 and increased $20.7 million from $3.0 million at December 31, 2009. The increase in cash and cash equivalents was a result of building on-balance-sheet liquidity. The increase in liquidity was accomplished through the purchase of brokered deposits, which were also used to lock the cost of longer-term liabilities at low current market interest rates. Liquidity was also increased by proceeds from the sale of a $4.3 million auto loan portfolio, which also reduced credit risk associated with these loans.
Net loans totaled $223.8 million at March 31, 2010 and decreased $7.3 million, or 3.2%, from $231.1 million at December 31, 2009. The decrease was primarily due to lower consumer loan balances and, to a lesser extent, lower commercial real estate and single-family residential mortgage balances. Consumer loans totaled $20.6 million at March 31, 2010 and decreased $5.4 million, or 20.9%, due to the sale of a $4.3 million auto loan portfolio and repayments of auto loans and home equity lines of credit. Commercial, commercial real estate and multi-family loans decreased $952,000 and totaled $180.7 million at March 31, 2010. The decrease was primarily in commercial real estate loan balances, which decreased $3.4 million due to principal repayments and payoffs in excess of current quarter originations. Single-family residential mortgage loans totaled $29.6 million at March 31, 2010 and decreased $933,000, or 3.1%, from $30.5 million at December 31, 2009. The decrease in mortgage loans was due to current quarter principal repayments in excess of loans originated for portfolio.
Deposits totaled $234.7 million at March 31, 2010 and increased $23.6 million, or 11.2%, from $211.1 million at December 31, 2009. The increase was due to a $16.6 million increase in certificate of deposit accounts, a $3.3 million increase in money market account balances, and a $3.1 million increase in noninterest bearing checking account balances. Interest bearing checking accounts and savings accounts increased $252,000 and $418,000, respectively.
CFBank is a participant in the Certificate of Deposit Account Registry Service® (CDARS), a network of banks that allows us to provide our customers with FDIC insurance coverage on certificate of deposit balances up to $50 million. Customer balances in the CDARS program decreased $2.2 million from December 31, 2009 and totaled $34.8 million at March 31, 2010. The current period decrease in CDARS account balances was a result of customers transferring these funds into the CFBank money market account, which is a more liquid, higher yielding account. CDARS balances are considered brokered deposits by regulations. Not considering CDARS deposits, brokered deposits totaled $26.8 million at March 31, 2010 and increased $18.0 million from the end of 2009. The increase in brokered deposits was based on CFBank’s asset liability management strategies to lock the cost of longer-term liabilities at low current market interest rates available. Brokered deposits were added during the current quarter at a weighted average cost of 1.91% and weighted average maturity of 32 months. CFBank would have had to pay above-market rates and incur substantially higher interest costs to achieve this growth through the retail channel. Extending the duration of liabilities will have a positive impact on the cost of funds should interest rates rise.
Money market account balances increased $3.3 million in the first quarter of 2010 due to competitive rates offered by CFBank and the transfer of maturing certificate of deposit balances by customers seeking increased liquidity and higher yields.

Noninterest bearing checking account balances increased $3.1 million, or 18%, in the first quarter of 2010 as a result of management’s continued focus on building complete banking relationships with commercial clients.
Long-term Federal Home Loan Bank (FHLB) advances totaled $23.9 million at March 31, 2010 and decreased $6.0 million, or 20% from the end of 2009 due to repayment of maturing advances. The decrease resulted from management’s decision, as part of the Company’s liquidity management program, to increase available borrowing capacity with the FHLB.
Stockholders’ equity totaled $23.0 million at March 31, 2010 and decreased $182,000 during the first quarter of 2010. The decrease was due to $102 preferred stock dividends and accretion of unearned discount on preferred stock related to the TARP Capital Purchase Program, and a $286,000 decrease in the market value of the securities portfolio, partially offset by current quarter net income. CFBank remains well-capitalized for regulatory purposes as of March 31, 2010.
About Central Federal Corporation and CFBank
Central Federal Corporation is the holding company for CFBank, a federally chartered savings association formed in Ohio in 1892. CFBank has four full-service banking offices in Fairlawn, Calcutta, Wellsville and Worthington, Ohio. Additional information about CFBank’s banking services and the Company is available at www.CFBankOnline.com.
Forward-Looking Information
Statements in this earnings release that are not statements of historical fact are forward-looking statements. Forward-looking statements include, but are not limited to: (1) projections of revenues, income or loss, earnings or loss per common share, capital structure and other financial items; (2) plans and objectives of the Company, as defined below, or its management or Board of Directors; (3) statements regarding future events, actions or economic performance; and (4) statements of assumptions underlying such statements. Words such as “estimate,” “strategy,” “may,” “believe,” “anticipate,” “expect,” “predict,” “will,” “intend,” “plan,” “targeted,” and the negative of these terms, or similar expressions, are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements. Various risks and uncertainties may cause actual results to differ materially from those indicated by our forward-looking statements. Such differences could be caused by factors including, but not limited to: (i) changes in political, economic or other factors such as inflation rates, recessionary or expansive trends, and taxes; (ii) competitive pressures; (iii) fluctuations in interest rates; (iv) the level of defaults and prepayments on loans made by CFBank; (v) unanticipated litigation, claims or assessments; (vi) fluctuations in the cost of obtaining funds to make loans; and (vii) regulatory changes. Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission. Forward-looking statements are not guarantees of performance or results. A forward-looking statement may include a statement of the assumptions or bases underlying the forward-looking statement. The Company believes it has chosen these assumptions or bases in good faith and that they are reasonable. We caution you however, that assumptions or bases almost always vary from actual results, and the differences between assumptions or bases and actual results can be material. The forward-looking statements included in this earnings release speak only as of the date they are made. We undertake no obligation to publicly release revisions to any forward-looking statements to reflect events or circumstances after the date of such statements, except to the extent required by law.

Consolidated Statements of Operations
($ in thousands, except share data)
(unaudited)

	Three months ended
	March 31,
	2010	2009	% change

Total interest income	$3,372	$3,730	-10%
Total interest expense	1,143	1,670	-32%

Net interest income	2,229	2,060	8%

Provision for loan losses	448	550	n/m

Net interest income after provision for loan losses	1,781	1,510	18%

Noninterest income
Service charges on deposit accounts	70	82	-15%
Net gain on sales of loans	150	152	-1%
Net gain on sale of securities	240	—	n/m
Other	50	52	-4%

Noninterest income	510	286	78%

Noninterest expense
Salaries and employee benefits	1,053	1,046	1%
Occupancy and equipment	68	145	-53%
Data processing	155	156	-1%
Franchise taxes	93	86	8%
Professional fees	206	337	-39%
Director fees	26	34	-24%
Postage, printing and supplies	59	59	0%
Advertising and promotion	28	12	133%
Telephone	24	24	0%
Loan expenses	27	12	125%
Depreciation	131	119	10%
FDIC premiums	149	65	129%
Amortization of intangibles	10	—	n/m
Other	77	85	-9%

Noninterest expense	2,106	2,180	-3%

Income (loss) before income taxes	185	(384)	n/m
Income tax benefit	(20)	(138)	n/m

Net income (loss)	$205	$(246)	n/m

Net income (loss) available to common stockholders	$103	$(347)	n/m

Share Data
Basic earnings (loss) per common share	$0.03	$(0.08)	n/m
Diluted earnings (loss) per common share	$0.03	$(0.08)	n/m
Cash dividends per common share	$—	$—	n/m
Average common shares outstanding — basic	4,095,217	4,084,520
Average common shares outstanding — diluted	4,095,217	4,084,520

n/m	— not meaningful

Consolidated Statements of Financial Condition
($ in thousands)
(unaudited)

	March 31,	December 31,	September 30,	June 30,	March 31,
	2010	2009	2009	2009	2009
Assets
Cash and cash equivalents	$23,707	$2,973	$9,400	$12,510	$12,329
Securities available for sale	23,238	21,241	22,824	22,700	22,529
Loans held for sale	1,586	1,775	943	5,995	1,642
Loans
Single-family residential	29,586	30,519	30,386	28,703	27,756
Commercial, commercial real estate and multi-family	180,677	181,629	180,746	181,921	186,492
Consumer	20,598	26,047	27,425	25,079	25,482

Total loans	230,861	238,195	238,557	235,703	239,730
Less allowance for loan losses	(7,096)	(7,090)	(4,619)	(3,996)	(3,528)

Loans, net	223,765	231,105	233,938	231,707	236,202
Federal Home Loan Bank stock	1,942	1,942	1,942	2,109	2,109
Loan servicing rights	82	88	91	97	105
Foreclosed assets, net	—	—	—	—	175
Premises and equipment, net	6,887	7,003	4,926	5,032	5,139
Other intangible assets	159	169	—	—	—
Bank owned life insurance	4,050	4,017	3,989	3,956	3,924
Deferred tax asset	—	—	—	2,064	1,657
Accrued interest receivable and other assets	3,488	3,429	2,373	2,232	3,481

Total assets	$288,904	$273,742	$280,426	$288,402	$289,292

Liabilities and Stockholders’ Equity
Deposits
Noninterest bearing	$20,171	$17,098	$16,458	$14,960	$15,108
Interest bearing	214,563	193,990	199,439	199,958	205,283

Total deposits	234,734	211,088	215,897	214,918	220,391
Short-term Federal Home Loan Bank advances	—	2,065	—	—	—
Long-term Federal Home Loan Bank advances	23,942	29,942	30,942	33,942	28,200
Advances by borrowers for taxes and insurance	75	161	111	72	93
Accrued interest payable and other liabilities	1,953	2,104	2,919	2,265	2,531
Subordinated debentures	5,155	5,155	5,155	5,155	5,155

Total liabilities	265,859	250,515	255,024	256,352	256,370

Stockholders’ equity	23,045	23,227	25,402	32,050	32,922

Total liabilities and stockholders’ equity	$288,904	$273,742	$280,426	$288,402	$289,292

Consolidated Financial Highlights
($ in thousands except per share data)
(unaudited)

	At or for the three months ended
	March 31,	December 31,	September 30,	June 30,	March 31,
	2010	2009	2009	2009	2009

Earnings (loss)
Net interest income	$2,229	$2,234	$2,132	$2,073	$2,060
Provision for loan losses	$448	$3,245	$4,776	$1,357	$550
Noninterest income	$510	$477	$313	$301	$286
Noninterest expense	$2,106	$1,841	$2,059	$2,182	$2,180
Net income (loss)	$205	$(2,195)	$(6,688)	$(762)	$(246)
Net income (loss) available to common stockholders	$103	$(2,297)	$(6,790)	$(864)	$(347)
Basic earnings (loss) per common share	$0.03	$(0.56)	$(1.66)	$(0.21)	$(0.08)
Diluted earnings (loss) per common share	$0.03	$(0.56)	$(1.66)	$(0.21)	$(0.08)

Performance Ratios (annualized)
Return on average assets	0.29%	(3.13%)	(9.26%)	(1.05%)	(0.34%)
Return on average equity	3.48%	(35.45%)	(89.50%)	(9.42%)	(2.98%)
Average yield on interest-earning assets	5.12%	5.31%	5.20%	5.33%	5.53%
Average rate paid on interest-bearing liabilities	1.91%	2.20%	2.36%	2.62%	2.82%
Average interest rate spread	3.21%	3.11%	2.84%	2.71%	2.71%
Net interest margin, fully taxable equivalent	3.39%	3.37%	3.12%	3.03%	3.05%
Efficiency ratio	83.87%	67.69%	84.21%	91.91%	92.92%
Noninterest expense to average assets	2.97%	2.63%	2.85%	3.01%	3.04%

Capital
Equity to total assets at end of period	7.98%	8.48%	9.06%	11.11%	11.38%
Tangible equity to tangible assets	7.93%	8.43%	9.06%	11.11%	11.38%
Book value per common share	$3.91	$3.95	$4.49	$6.11	$6.32
Tangible book value per common share	$3.87	$3.91	$4.49	$6.11	$6.32
Period-end market value per common share	$1.19	$1.50	$2.65	$2.92	$2.90
Dividends declared per common share	$—	$—	$—	$—	$—
Period-end common shares outstanding	4,098,671	4,099,587	4,100,337	4,100,337	4,101,537
Average basic common shares outstanding	4,095,217	4,092,903	4,090,299	4,087,785	4,084,520
Average diluted common shares outstanding	4,095,217	4,092,903	4,090,299	4,087,785	4,084,520

Asset Quality
Nonperforming loans	$12,259	$13,234	$12,265	$7,288	$4,996
Nonperforming loans to total loans	5.31%	5.56%	5.14%	3.09%	2.08%
Nonperforming assets to total assets	4.24%	4.83%	4.37%	2.53%	1.79%
Allowance for loan losses to total loans	3.07%	2.98%	1.94%	1.70%	1.47%
Allowance for loan losses to nonperforming loans	57.89%	53.57%	37.66%	54.83%	70.62%
Net charge-offs	$430	$789	$4,102	$889	$141
Annualized net charge-offs to average loans	0.74%	1.32%	6.91%	1.49%	0.24%

Average Balances
Loans	$227,013	$233,146	$233,041	$234,235	$236,011
Assets	$284,105	$280,357	$289,025	$290,097	$287,216
Stockholders’ equity	$23,572	$24,770	$29,889	$32,350	$33,070